Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANT'S
10544 ALTON AVE NE SEATTLE, WA 98125
206.353.5736

REGISTERED AUDITOR'S CONSENT

Through May 5, 2015, Harris & Gillespie CPA's, PLLC (the "Harris & Gillespie Entity") was the independent registered public accounting firm of Seen on Screen TV Inc. (the "Company"). Mr. Michael Gillespie was the audit partner at the Harris & Gillespie Entity responsible for auditing the Company. On May 5, 2015, Mr. Gillespie informed Antoine Jarjour, the Company's chief executive officer and a member of the Company's Board of Directors (the "Board"), that the Harris & Gillespie Entity was in the process being dissolved. On January 15, 2015, Mr. Gillespie formed a new entity called Gillespie & Associates, PLLC (the "Michael Gillespie Entity"). On May 5, 2015, the Board dismissed the Harris & Gillespie Entity as its independent registered public accounting firm and engaged the Michael Gillespie Entity as the Company's independent registered public accounting firm. Mr. Gillespie is the audit partner at the Michael Gillespie Entity that is responsible for auditing the Company.

Michael Gillespie & Associates, PLLC, of 10544 Alton Ave NE Seattle, WA 98125, do hereby consent to the use of the reports dated March 6, 2015 on the financial statements of Seen On Screen TV, Inc. as of October 31, 2014 and 2013 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 2nd day of June 2015

/s/ MICHAEL GILLESPIE & ASSOCIATES, PLLC
MICHAEL GILLESPIE & ASSOCIATES, PLLC
Certified Public Accountants